Exhibit 99.1
WALL STREET PLAZA
88 PINE STREET, 32ND FLOOR
NEW YORK, NY 10005, US
TEL+1 212 850 5600
FAX+1 212 850 5790

CONTACT:	Robert Gross
President and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
EVP of Finance and Chief Financial Officer
(585) 647-6400

Investors: Cara O’Brien/Melissa Myron
Media: Evan Goetz
Financial Dynamics
(212) 850-5600
FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. WILL NOT EXERCISE OPTION TO PURCHASE
REMAINING 87% OF STRAUSS DISCOUNT AUTO
~ Monro to Explore Purchasing Selected Strauss Assets out of Chapter 11 ~
     ROCHESTER, N.Y. — August 11, 2006 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that it will not exercise its option to purchase the 87% of Strauss Discount Auto (“Strauss”) that it currently does not own. On November 1, 2005, Monro acquired both a 13% stake in Strauss and the option to acquire the remaining 87% of Strauss’ common stock. Due to continued deterioration in Strauss’ financial condition and operating performance, the Company has concluded that the terms of the original option agreement no longer represent a good value for Monro.
     Additionally, Strauss filed petitions for relief under Chapter 11 of the United States Bankruptcy Code and will appear at its first day hearing today. As such, Monro intends to explore a possible purchase of selected assets of Strauss through the bankruptcy process.
     Robert G. Gross, President and Chief Executive Officer of Monro, commented, “We concluded that the terms of our initial agreement no longer presented a viable basis for exercising the option in light of Strauss’ financial condition and operating performance. While we made every attempt to renegotiate the terms of the option agreement at a price that we believe reflected Strauss’ recent performance, we were unable to reach an agreement. That said, we believe that Monro and its shareholders will be best served by exploring the purchase of selected Strauss assets through the bankruptcy process. We remain committed to buying right and will carefully evaluate any purchase of Strauss’ assets in light of its current and expected operating performance as well other opportunities in the marketplace.”
     “We are comfortable in our ability to successfully integrate any assets we may purchase from Strauss, as long as we can acquire those assets at an attractive price. We have been pleased with the progress to date of our turnaround and integration of the ProCare Automotive Service Solutions’ assets that we recently purchased out of Chapter 11 and we would bring the same expertise to a Strauss purchase.”
     The Company expects that it will be paid in full on its existing $5 million secured loan to Strauss. Further, the Company will review its equity investment and other costs related to Strauss for impairment, which is expected to result in a charge of up to $1.7 million, after tax, in the Company’s second fiscal quarter.
     About Monro Muffler Brake, Inc.
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, ProCare, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 702 stores and has 16 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.
The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses, risks related to Strauss’ bankruptcy case and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 2006 and subsequent periodic filings.
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